Exhibit 10.20

ASSIGNMENT AGREEMENT

This Agreement (the or this “Agreement”) is made as of January 20, 2004, between Littlefeet, Inc., a California corporation (“Littlefeet”) and Aetrium Incorporated, a Minnesota corporation (“Aetrium”), jointly (the “Parties”).

RECITALS:

A. The Parties entered into an Assignment and Assumption of Lease Agreement (the “Lease Assignment”) dated August 8, 2000 under which Aetrium assigned to Littlefeet that certain Standard Industrial/Commercial Single-Tenant Lease-Net dated September 18, 1998 by and between Aetrium and Pomerado Leasing No. 5 LP, a California limited partnership (“Lessor”), as successor in interest to W.H. Pomerado LLC, a California limited liability company (including Addendum to Lease dated September 17, 1998 (“Addendum”) and as amended by that certain First Amendment to Lease (“First Amendment”) dated September 10, 1999 and by that certain Consent to Assignment of Lease and Amendment of Lease dated August 10, 2000 by and among Lessor, Aetrium and Littlefeet (“First Consent”)) (“Lease”) respecting premises located at 13000 Gregg Street, Poway, California (the “Premises”). Aetrium remained liable for the full performance of lessee under the Lease. True and correct copies of the Lease Assignment and Lease are attached as Exhibit “A” and Exhibit “B” hereto, respectively. Any words or phrases defined in the Lease will have the same meaning and effect when used in this Agreement, unless otherwise expressly provided in this Agreement.

B. The term of the Lease is scheduled to expire on January 31, 2010 (the “Contractual Termination Date”).

C. Aetrium holds a security deposit in the amount of $67,500.00 (“Aetrium Security Deposit”) and Lessor holds a security deposit in the amount of $67,582.00 (the “Pomerado Security Deposit” the Aetrium Security Deposit and the Pomerado Security Deposit are collectively referred to as the “Security Deposits”).

D. Littlefeet will be ceasing operations in the near future and may be liable for substantial damages for rent and other sums that would have been payable through the balance of the Lease term. Littlefeet has requested that, in lieu of prosecuting a lawsuit against Littlefeet for such damages and for collection thereof, Aetrium instead assume the Lease and accept a one-time lump sum payment as set forth herein. Littlefeet acknowledges that such a reduction of its liability to Lessor and Aetrium is a substantial benefit to it in that, among other things, it reduces the absolute number of dollars it would otherwise have to pay to Lessor and Aetrium.

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration the receipt and adequacy of which is acknowledged, the Parties agree as follows:

Exhibit 10.20

     1. Assignment and Assumption. Effective the date of this Agreement, Littlefeet hereby assigns to Aetrium all of its right, title and interest in, to and under the Lease and in, to and under that certain Sublease (the “Tandberg Sublease”) dated February 12, 2002 by and between Littlefeet and Tandberg Data Inc, a Delaware corporation (“Tandberg”) with respect to approximately 13,319 square feet of the Premises, including without limitation with respect to security deposits held under the Lease and by Aetrium, and Aetrium hereby assumes all obligations of Littlefeet under the Lease and the Tandberg Sublease accruing on or after the date hereof, including without limitation with respect to the security deposit under the Tandberg Sublease. Littlefeet represents that a true and correct copy of the Tandberg Sublease is attached hereto as “Exhibit C” hereto, the Tandberg Sublease is in full force and effect and has not been modified, Littlefeet and Tandberg are each in full compliance with the requirements of the Tandberg Sublease, and rent under the Tandberg Sublease has been paid in full through January 2004.

     2. Lump Sum Payment. In consideration for amounts currently owing under the Lease and the Lease Assignment and for Lessor and Aetrium permitting Littlefeet to be relieved of the future obligation to pay damages that would have been payable under the Lease and Lease Assignment through the Contractual Termination Date, contemporaneously with the execution of this Agreement, Littlefeet has paid to Aetrium by wire transfer to Aetrium’s bank (Anchor Bank, 2700 East Seventh Avenue, North St. Paul, MN 55109, routing number 096008825, for the account of Aetrium Incorporated, account number 97-84972) an amount of money equal to $212,661, plus an additional amount of $22,500 to be held and applied as a “Utilities Reserve” as set forth herein. Littlefeet hereby assigns to Aetrium all of its right, title and interest in and to the Security Deposits. In addition, Littlefeet will pay Lessor all of Lessor’s reasonable costs and expenses incurred in connection with Lessor’s consent to this Agreement.

     3. Release of Claims.

          a. Except for the agreements of Littlefeet set forth in this Agreement, Aetrium, as of the date of this Agreement, releases Littlefeet and its present and former shareholders, officers, directors, agents, attorneys, employees, predecessors, successors, and assigns (collectively “Littlefeet Releasees”) of and from any and all claims, demands, damages, liabilities, losses, costs, and expenses of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which any of them now has, owns or holds or at any time heretofore ever had, owned or held or could, will or may hereafter have, own or hold against any and all of the Littlefeet Releasees based upon obligations of Littlefeet under the Lease and the Lease Assignment and for any other damages Aetrium could otherwise collect as a consequence of any failure by Littlefeet to fully perform such obligations (the “Aetrium Released Matters”).

          b. Except for the agreements of Aetrium set forth in this Agreement, Littlefeet, as of the Effective Date, releases Aetrium, and its present and former members, agents, attorneys, employees, predecessors, successors, and assigns (collectively “Aetrium Releasees”) of and from any

Exhibit 10.20

and all claims, demands, damages, liabilities, losses, costs, and expenses of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which it now has, owns or holds or at any time heretofore ever had, owned or held or could, will or may hereafter have, own or hold against any and all of the Aetrium Releasees based upon any matter, cause, fact, thing, act or omission occurring or existing at any time through and including the date of this Agreement arising out of, in connection with, or relating to the Lease, the Lease Assignment and any other agreements between Aetrium and Littlefeet (the “Littlefeet Released Matters”).

          c. It is the intention of the Parties in executing this Agreement that this Agreement will be effective as a mutual general release of and from all Aetrium Released Matters and Littlefeet Released Matters (collectively, the "Released Matters”). In furtherance of the intentions set forth herein, each of the parties acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Aetrium, with respect to Aetrium Released Matters, and Littlefeet, with respect to Littlefeet Released Matters, each hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or nonstatutory law of any other jurisdiction, to the full extent that it may lawfully waive all such rights and benefits.

     4. Sublease. Aetrium hereby subleases to Littlefeet and Littlefeet hereby subleases from Aetrium that portion of the Premises not subject to the Tandberg Sublease (the “Subleased Premises”). Littlefeet accepts the Subleased Premises “as is.” All terms and conditions in the Lease as they pertain to the Subleased Premises are incorporated herein, except as otherwise set forth herein, as terms and conditions of this sublease (with each reference therein to Lessor and Lessee to be deemed to refer to Aetrium as sublessor and Littlefeet as sublessee) and, along with the further provisions of this Section 4, will be the complete terms and conditions of this sublease. Littlefeet hereby assumes and will timely perform all of the obligations of Lessee under the Lease as they pertain to the Subleased Premises for and during the term of this sublease, provided only that (a) Littlefeet will have no obligation to pay Base Rent or Operating Expenses, and (b) the following sections under the Lease will not apply to the sublease: Addendum sections 1, 4, 14 and 16 and all subsections thereof, First Amendment sections 6, 7 and 8 and all subsections thereof, and First Consent section 3.2 including subsection. Littlefeet will take all actions, if any, necessary to bring the Subleased Premises into conformity with Lessee’s obligations under the Lease. Littlefeet will continue through the term of this sublease to carry insurance naming Aetrium and Lessor as additional insureds meeting the full insurance requirements of the Lease. The term of this

Exhibit 10.20

sublease is from the date of this Agreement to and including February 29, 2004. In the event Littlefeet wishes to extend this sublease for any one or more periods of not more than one month each, Littlefeet will give Aetrium written notice of such request not less than 30 days prior to the end of the term of this sublease, including as it may have been previously extended. Such requested extension will become effective only upon Aetrium’s written consent thereto, which consent may be given or withheld in Aetrium’s absolute discretion. In the event Aetrium does not consent to any request within five (5) business days of the request, the request will be deemed denied. During the term of sublease, Littlefeet will maintain the security system for the Subleased Premises and timely pay for water, gas and electric charges. Aetrium will reimburse Littlefeet from the Utilities Reserve for third party charges for the security system and for water, gas and electric charges accruing during the term of the sublease and paid by Littlefeet. Upon Aetrium’s reletting of the Subleased Premises to a third party, Aetrium will return to Littlefeet any amount remaining in the Utilities Reserve, if any, after payment of all third party charges for the security system and for water, gas and electric charges accruing from the date of this Agreement to the date of such reletting.

     5. Hazardous Materials. To Littlefeet’s best knowledge, (a) no Hazardous Materials are present in the Subleased Premises or at the property where the Subleased Premises are situated (the “Project”), other than Hazardous Materials used in the ordinary course of Littlefeet’s business in compliance with all applicable laws and regulations, (b) no underground storage tanks are present at the project, and (c) no action, proceeding or claim is pending or threatened regarding the Project concerning any Hazardous Materials or pursuant to any environmental Law.

     6. Reletting Payments. In the event Aetrium relets the Subleased Premises prior to September 30, 2004, Aetrium will pay to Littlefeet an amount equal to one half of the excess, if any, of the rent that would have been payable under the Lease and Lease Assignment for the period between the effective relet date and September 30, 2004 over the aggregate of (a) out of pocket costs of Aetrium incurred in negotiating and entering into this Agreement or any reletting of the Subleased Premises, (b) real estate agent fees and commissions incurred in reletting the Subleased Premises, (c) all other out of pocket costs and expense incurred by Aetrium with respect to the Subleased Premises on or after the date of this Agreement and prior to any reletting, but exclusive of any amounts incurred by Aetrium for tenant improvements. Any amounts becoming due to Littlefeet under this Section 6 will be paid promptly after receipt by Aetrium of the rent giving rise to the obligation.

7.	Notices. Any notice, request, instruction or other document to be given hereunder by one party hereto to the other party will be in writing and delivered personally or sent by registered or certified mail, postage prepaid (and if by mail with a copy sent by telephonic facsimile transmission),

If to Aetrium:

Aetrium Incorporated
2350 Helen Street
North St. Paul, MN 55109

Exhibit 10.20

Attn: Paul Askegaard
Facsimile No: 651-770-7975

If to Littlefeet:

Littlefeet, Inc.
Attn: John Combs
13000 Gregg Street
Poway, California 92064
Facsimile No: 858-375-6401

or at such other address for a party as is specified by like notice. Any notice which is addressed and mailed in the manner herein provided will be deemed to have been duly given to the party to which it is addressed on the date deposited in the mail (or, if later, the date of facsimile transmission).

8.	Entire Agreement. This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. The Recitals set forth at the beginning of this Agreement are incorporated in this Agreement and made a part hereof.

9.	Binding on Successors. This Agreement will benefit and be binding upon the Parties hereto and their respective subsidiaries, affiliates, successors and assigns.

10.	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to principles of conflicts of law.

11.	Jurisdiction and Venue. Each party hereto hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of San Diego, State of California, with venue in San Diego County, California.

12.	Interpretation. The captions and headings of the numbered paragraphs of this Agreement are inserted solely for the convenience of the parties hereto, and are not a part of this Agreement and will have no effect upon the construction or interpretation of any part hereof. When required by the context of this Agreement, the neuter includes the masculine, the feminine, and the singular shall include the plural. The language in all parts of this Agreement will in all cases be construed as a whole according to its fair meaning and not strictly for or against Aetrium or Littlefeet, and without regard to which party prepared this Agreement.

13.	Authority to Sign. The individual or individuals executing this Agreement on behalf of each party represent and warrant to the other party that he or they are fully authorized and legally capable of executing this Agreement on behalf of such party and that such execution is binding upon such party.

Exhibit 10.20

14.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.

15.	Further Acts. Aetrium and Littlefeet will all take such further action, and execute and deliver such further documents, as may be reasonably necessary in order to carry out the terms of this Agreement.

16.	Amendments. This Agreement may not be amended except by written instrument signed by the Parties hereto.

Exhibit 10.20

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of January 16, 2004.

“Aetrium”

AETRIUM INCORPORATED,
A Minnesota corporation

By:	/s/ Douglas Hemer

Douglas L. Hemer
Chief Administrative Officer

“Littlefeet”

LITTLEFEET, INC.,
a California corporation

By:	/s/ John W. Combs

John W. Combs,
Chairman and Chief Executive Officer